                                                                   EXHIBIT 10.53


                          PURCHASE AND SALE AGREEMENT

                                    BETWEEN

                   DR. JUNG Y. PARK AND WIFE, KYUNG HEE PARK

                                      AND

                         PETRO STOPPING CENTERS, L.P.









                           Dated:  October 27, 1997

                               TABLE OF CONTENTS

                          PURCHASE AND SALE AGREEMENT


                                                             Page
                                                             ----

                                  ARTICLE I.

                                    GENERAL
     1.01 Definitions. . . . . . . . . . . . . . . . . . . . .  1
     1.02 Agreement to Purchase and Sell . . . . . . . . . . .  4
     1.03 Purchase Price . . . . . . . . . . . . . . . . . . .  5
     1.04 Assumption of Certain Liabilities; Adjustments
          at Closing . . . . . . . . . . . . . . . . . . . . .  6
     1.05 Instruments of Transfer; Further Assurances. . . . .  7
     1.06 Value Assigned to the Assets . . . . . . . . . . . .  7

                                  ARTICLE II.

                        REPRESENTATIONS AND WARRANTIES
     2.01 Representations and Warranties of Seller . . . . . .  7
     2.02 Representations and Warranties of Purchaser. . . . . 11

                                 ARTICLE III.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING
     3.01 Access to Records and Properties; Confidentiality. . 13
     3.02 Operation of Business. . . . . . . . . . . . . . . . 14
     3.03 No Public Announcements. . . . . . . . . . . . . . . 14
     3.04 Best Efforts to Satisfy Conditions . . . . . . . . . 15
     3.05 Insurance. . . . . . . . . . . . . . . . . . . . . . 15
     3.06 Title Commitment, Title Policy and Survey. . . . . . 15
     3.07 Update to Seller's Disclosures . . . . . . . . . . . 16
     3.08 Assignment by Purchaser. . . . . . . . . . . . . . . 16
     3.09 No Business Shutdown or Layoffs. . . . . . . . . . . 17
     3.10 Utility Easements. . . . . . . . . . . . . . . . . . 17
     3.11 Sign . . . . . . . . . . . . . . . . . . . . . . . . 17

                                  ARTICLE IV.

                             CONDITIONS OF CLOSING
     4.01 Conditions of Obligations of Purchaser . . . . . . . 17
     4.02 Conditions of Obligations of Seller. . . . . . . . . 19
     4.03 Opportunity to Cure. . . . . . . . . . . . . . . . . 19

                                  ARTICLE V.

                   CLOSING DATE AND TERMINATION OF AGREEMENT
     5.01 Closing Date . . . . . . . . . . . . . . . . . . . . 19
     5.02 Termination of Agreement . . . . . . . . . . . . . . 20


                                  ARTICLE VI.

                                       i
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                                                             Page
                                                             ----
                                INDEMNIFICATION
     6.01 Indemnity. . . . . . . . . . . . . . . . . . . . . . 21
     6.02 Notice, Participation and Duration . . . . . . . . . 22
     6.03 Reimbursement. . . . . . . . . . . . . . . . . . . . 22
     6.04 No Third Party Beneficiaries . . . . . . . . . . . . 22

                                 ARTICLE VII.

                                 MISCELLANEOUS
     7.01 Further Actions. . . . . . . . . . . . . . . . . . . 23
     7.02 Broker . . . . . . . . . . . . . . . . . . . . . . . 23
     7.03 Expenses . . . . . . . . . . . . . . . . . . . . . . 23
     7.04 Entire Agreement . . . . . . . . . . . . . . . . . . 23
     7.05 Descriptive Headings; Gender . . . . . . . . . . . . 24
     7.06 Notices. . . . . . . . . . . . . . . . . . . . . . . 24
     7.07 Governing Law. . . . . . . . . . . . . . . . . . . . 25
     7.08 Assignability. . . . . . . . . . . . . . . . . . . . 25
     7.09 Waivers and Amendments . . . . . . . . . . . . . . . 25
     7.10 Third Party Rights . . . . . . . . . . . . . . . . . 25
     7.11 Illegalities . . . . . . . . . . . . . . . . . . . . 25
     7.12 Counterparts . . . . . . . . . . . . . . . . . . . . 25
     7.13 Employees. . . . . . . . . . . . . . . . . . . . . . 25
     7.14 Access to Records. . . . . . . . . . . . . . . . . . 26
     7.15 Cost of Litigation . . . . . . . . . . . . . . . . . 26
     7.16 Waiver of Trial by Jury. . . . . . . . . . . . . . . 27
     7.17 Joint Preparation. . . . . . . . . . . . . . . . . . 27
     7.18 Post-Closing Consultation. . . . . . . . . . . . . . 27

                                  APPENDICES

Appendix 1.01-1
Appendix 1.02(b)(1)
Appendix 1.02(b)(4)
Appendix 1.02(b)(7)
Appendix 2.01(b)
Appendix 2.01(e)
Appendix 2.01(f)(2)
Appendix 2.01(g)

                                   EXHIBITS

1.05-1    General Conveyance, Transfer and Assignment
1.05-2    Assumption Agreement
3.08      Exchange Agreement

                          PURCHASE AND SALE AGREEMENT


     THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of this 27th day of October, 1997, by and between DR. JUNG Y. PARK AND WIFE, KYUNG HEE PARK, residents of Albany, Oregon (together, "Purchaser"), and PETRO STOPPING CENTERS, L.P., a Delaware limited partnership ("Seller"), having its executive offices in El Paso, Texas.

     WHEREAS, Seller desires to sell to Purchaser the real property and certain of the other assets as described herein constituting the Pear Tree Motel and RV Park located in Phoenix, Oregon, owned by Seller (such real property and assets being collectively referred to as the "Business"), and Purchaser desires to purchase the Business, upon the terms and conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived and the representations and warranties, conditions and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                                  ARTICLE I.

                                    GENERAL

     1.01 Definitions. Unless otherwise stated in this Agreement, the following terms shall have the following meanings (the following definitions to be equally applicable to both the singular and plural forms of any of the terms herein defined):

     "AFFILIATE": Any Person that, directly or indirectly, controls, or is controlled by or under common control with, another Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities or by contract or otherwise.

     "AGREEMENT":  As defined in the first paragraph hereof.

     "ASSETS":  As defined in Section 1.02(a).

     "ASSUMPTION AGREEMENT":  As defined in Section 1.05(b).

     "ASSUMED OBLIGATIONS": The duties, obligations, debts and liabilities of Seller assumed by Purchaser under Section 1.04.

     "BUSINESS":  As defined in the recitals of this Agreement.

     "CERCLA": The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. (S) 9601, et seq.

     "CLAIM":  As defined in Section 6.02(a).

     "CLOSING":  As defined in Section 5.01(a).

     "CLOSING DATE":  As defined in Section 5.01(a).

     "COMMITMENT":  As defined in Section 3.06(a).

     "DAMAGES":  As defined in Section 6.01(a).

     "DEED": The special warranty deed, in form and substance satisfactory to Purchaser, by which Seller shall transfer title to the Property to Purchaser.

     "EFFECTIVE TIME OF CLOSING":  As defined in Section 5.01(b).

     "ENVIRONMENTAL LAWS":  As defined in Section 2.01(f).

     "EQUIPMENT":  As defined in Section 1.02(b)(4).

     "FIXTURES AND IMPROVEMENTS": As defined in Section 1.02(b)(2).

     "GENERAL CONVEYANCE, TRANSFER AND ASSIGNMENT": As defined in Section
1.05(a).

     "GOVERNMENTAL BODY": Any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign.

     "INDEMNITEE":  As defined in Section 6.02(a).

     "INDEMNITOR":  As defined in Section 6.02(a).

     "KNOWN" or "KNOWLEDGE": Whenever a statement regarding the existence or absence of facts in this Agreement is qualified by a phrase such as "to such Person's knowledge" or "known to such Person," it is intended by the parties that the only information to be attributed to such Person is information actually known to (a) the Person in the case of an individual or (b) in the case of a corporation or other entity a current officer or employee who devoted substantive attention to matters of such nature during the ordinary course of his employment. Unless otherwise provided in this Agreement, no such Person is represented to have undertaken a separate investigation in connection with the transactions contemplated hereby to determine the existence or absence of facts in any statement qualified by "known by" or "to the knowledge of" any Person.

     "LETTER OF INTENT":  As defined in Section 3.01(b).

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     "LIEN": All mortgages, deeds of trust, liens, security interests, pledges, conditional sale contracts, claims, rights of first refusal, options, charges, agreements, liberties, easements, rights-of-way, limitations, reservations, restrictions and other encumbrances of any kind.

     "MATERIAL ADVERSE EFFECT": "Material Adverse Effect" means (a) any change, development or effect (individually or in the aggregate) in the general affairs, management, business, results of operations, condition (financial or otherwise), assets, liabilities or prospects (whether or not the result thereof would be covered by insurance) that would be material and adverse to Seller and Subsidiary, taken as whole, or (b) any fact or development that would (individually or in the aggregate), impair Seller's ability or obligations to perform on a timely basis any material obligations it has under this Agreement.

     "OPERATIVE DOCUMENTS": This Agreement and all other agreements, instruments, documents, and certificates executed and delivered by or on behalf of Seller or Purchaser at or before the Closing pursuant to this Agreement.

     "ORDER": Any order, writ, injunction, decree, judgment, award or determination of any court or Governmental Body.

     "PERMITTED ENCUMBRANCES": (a) The Liens described or referred to in Appendix 1.01-1 to this Agreement, (b) Liens for current Taxes and assessments not yet due and payable, including, but not limited to, Liens for nondelinquent ad valorem Taxes, nondelinquent statutory Liens arising other than by reason of any default on the part of Seller, (c) all matters that shall be considered "Permitted Exceptions" under Section 3.06(a) of this Agreement, and (d) such liens, minor imperfections of title, or easements on real property, leasehold estates, or personalty as do not in any material respect detract from the value thereof and do not interfere with the present use of the property subject thereto.

     "PERMITTED EXCEPTIONS":  As defined in Section 3.06(a).

     "PERSON": An individual, partnership, joint venture, corporation, bank, trust, unincorporated organization or a Governmental Body.

     "PROPERTY":  As defined in Section 1.02(b)(1).

     "PURCHASE PRICE":  As defined in Section 1.03(a).

     "PURCHASER": As defined in the opening paragraph of this Agreement.

     "PURCHASER INDEMNITEES":  As defined in Section 6.01(a).

     "PURCHASER REPRESENTATIVE":  As defined in Section 3.01(b).

     "RCRA": The Resource Conservation and Recovery Act, as amended, 42 U.S.C.
(S)(S) 6921-6939b.

     "REAL PROPERTY": The Property and the Fixtures and Improvements and Realty Rights pertaining thereto.

     "REALTY RIGHTS":  As defined in Section 1.02(b)(3).

     "SCHEDULED CONTRACTS":  As defined in Section 1.02(b)(7).

     "SELLER INDEMNITEES":  As defined in Section 6.01(b).

     "SELLER": As defined in the opening paragraph of this Agreement.

     "SURVEY":  As defined in Section 3.06(b).

     "TAXES": Any federal, state, local or foreign income, sales, real or personal property or other taxes, assessments, fees, levies, imposts, duties, deductions or other charges of any nature whatsoever (including without limitation interest and penalties) imposed by any law, rule or regulation.

     "TITLE POLICY":  As defined in Section 4.01(c).

     "TRANSACTION": The sale and purchase of the Assets, assignment and assumption of certain liabilities, and performance of covenants, in each case as contemplated by this Agreement.

     1.02 Agreement to Purchase and Sell.

     (a) On and subject to the terms and conditions of this Agreement, Seller agrees to sell, convey, transfer, assign and deliver to Purchaser, and Purchaser agrees to purchase from Seller, the assets, rights, and properties described in
Section 1.02(b) (all such assets, rights, and properties being herein collectively referred to as the "Assets" and individually referred to as an "Asset") free and clear of all Liens other than Permitted Encumbrances.

     (b) The Assets shall consist of the assets of the Business at the Effective Time of Closing described in the following clauses (1) through (8):

          (1) Property. The parcels of real property described in Appendix 1.02(b)(1) to this Agreement (the "Property").

          (2) Fixtures and Improvements. All estates, rights, titles and interests in and to all buildings, works, structures, fixtures, landings, improvements, betterments, installations and additions constructed, erected or located on or attached or affixed to the Property (the "Fixtures and Improvements").

          (3) Realty Rights. All estates, rights, titles and interests in and to all tenements, hereditaments, easements, rights-of-way, rights, licenses, rights of ingress and egress, privileges and appurtenances belonging, pertaining or relating to the Property, and the entire right, title and interest of Seller, if any, in, to and under all streets, ways, alleys, passages, sewers, sewer rights, ditches, waters, water courses, water rights and powers, air rights, railroad sidings, minerals, mineral rights and mineral interests upon, above, in or under the Property.

          (4) Equipment. The furniture, furnishings, equipment, machinery, apparatus, tools, appliances, implements, spare parts, supplies and other tangible personal property described or listed on an Appendix 1.02(b)(4) to this Agreement to be delivered by Seller to Purchaser as soon as possible after the date of this Agreement but no later than 14 days of such date (the "Equipment").

          (5) Permits. All right, title and interest of Seller in, to and under all Permits relating to the Business or all or any of the Assets.

          (6) Goodwill. The goodwill and going concern value of the Business.

          (7) Scheduled Contracts. All right, title and interest of Seller in, to and under the contracts and agreements described in an Appendix 1.02(b)(7) to this Agreement (the "Scheduled Contracts") which shall be delivered by Seller to Purchaser as soon as possible after the date of this Agreement but no later than 14 days of such date, and all rights (including rights of refund and offset), privileges, deposits, claims, causes of action and options relating or pertaining to the Scheduled Contracts or any thereof.

          (8) Names and Telephone Numbers. The name "Pear Tree Motel and RV Park" and all rights of Seller to the telephone numbers currently utilized by those businesses, to the extent that such telephone numbers are not used by Seller for its truck stop business conducted on property adjacent to the Property.

     1.03 Purchase Price.

          The purchase price for the Assets (the "Purchase Price") shall be $2,280,000, payable to Seller as follows:

          (1) $100,000 cash earnest money to be paid to Seller in cash or other form of immediately available funds by Purchaser upon execution and delivery of this Agreement and deposited by Seller in escrow with the Title Company; and

          (2) $2,280,000, including the $100,000 earnest money, payable upon the Closing to Seller by wire transfer of immediately available funds pursuant to written instructions delivered by Seller to Purchaser and Title Company at least one business day prior to the Closing Date.

     1.04 Assumption of Certain Liabilities; Adjustments at Closing.

     (a)  Purchaser assumes:

          (1) the obligations of Seller to perform the Scheduled Contracts specifically set forth in Appendix 1.02(b)(7) to this Agreement to the extent the Scheduled Contracts have not been performed at the Effective Time of Closing; and

          (2) ad valorem or similar Taxes upon any of the Assets to be prorated pursuant to Section 1.04(b).

     (b) Seller and Purchaser shall each pay its respective pro rata portion of all 1997 ad valorem or similar Taxes upon any property included in the Assets. Seller shall pay to Purchaser at the Closing estimated ad valorem or similar Taxes for the current year (based on the prior year's Taxes or current year's Taxes if available) prorated to the date of the Closing; Seller shall make available to Purchaser copies of all statements and assessments reflecting such prior year's Taxes. Purchaser shall pay such sums to the appropriate taxing authorities when due, prior to becoming delinquent. Purchaser shall promptly forward to Seller after receipt by Purchaser copies of all 1997 Tax assessments under any such property or lease. If the 1997 Taxes shall be readjusted such that the amounts payable are greater than the prior year's Taxes, Seller shall pay its pro rata share of any difference promptly upon written notice of such Taxes having been paid by Purchaser. If such 1997 Taxes shall be readjusted such that the amounts payable are less than the prior years' Taxes, Purchaser shall refund to Seller its pro rata share of such reduction upon notice of such Taxes having been paid by Purchaser. Except as provided in Section 1.04(a) hereof, Purchaser shall have no other liability for Taxes payable by Seller (including income Taxes) relating to the operations of the Business or the transactions contemplated hereunder.

     (c) All other items of income and expense of the Business shall be prorated between Seller and Purchaser as of the Closing Date, including, without limitation, utility charges, rents, and advance payments or prepaid amounts under the Scheduled Contracts. All customer deposits, if any, held by Seller on the Closing Date will be delivered to Purchaser. Purchaser shall pay Seller in cash on the Closing Date the amount of (i) any deposits made by Seller under the Scheduled Contracts, if any, to be retained thereunder after Closing, (ii) any refunds or offsets owing to Seller under the Scheduled Contracts, and (iii) any other cash deposits by

Seller or other rights of Seller to cash payments inuring to the benefit of Purchaser at and after Closing.

     1.05 Instruments of Transfer; Further Assurances. In order to consummate the transactions contemplated hereby, at the Closing Seller shall execute and deliver to Purchaser the Deed covering the Real Property, and Seller and Purchaser shall deliver to each other (a) a completed General Conveyance, Transfer and Assignment, in the form attached as Exhibit 1.05-1 hereto ("General Conveyance, Transfer and Assignment"), covering all of the Assets other than the Real Property, and (b) an Assumption Agreement in the form attached as Exhibit 1.05-2 hereto ("Assumption Agreement"). At the Closing, and at all times thereafter as may be necessary, Seller shall execute and deliver to Purchaser
(1) such other instruments of transfer as shall be reasonably necessary or appropriate to vest in Purchaser title to the Assets and to comply with the purposes and intent of this Agreement and (2) such other instruments as shall be reasonably necessary or appropriate to evidence the assignment by Seller and assumption by Purchaser of the Scheduled Contracts, and certain other liabilities to the extent provided in Section 1.04(a).

     1.06 Value Assigned to the Assets. On or before the Closing Date, Purchaser and Seller shall agree on the proportion of the consideration to be allocated to each of the Assets purchased pursuant to this Agreement. Purchaser and Sellers agree that they shall not thereafter take any position or action inconsistent with such allocation in the filing of any income Tax returns.

                                  ARTICLE II.

                        REPRESENTATIONS AND WARRANTIES

     2.01 Representations and Warranties of Seller. Seller, represents and warrants to Purchaser that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of that date:

     (a) Organization and Good Standing of Seller. Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business and is in good standing as a foreign limited partnership in the jurisdictions where it is required to qualify in order to conduct its businesses as presently conducted except where the failure to be qualified would not have a Material Adverse Effect.

     Seller has the partnership power and authority to own, lease or operate all properties and assets now owned, leased or operated by it and to carry on its businesses as now conducted.

     (b)  Consents, Authorizations and Binding Effect.

          (1) Seller may execute, deliver and perform this Agreement (including without limitation execution, delivery and performance of the Operative Documents to which it is a party) without the necessity of Seller obtaining any consent, approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices:

               (i) which have been obtained and are unconditional and are in full force and effect and such notices which have been given, or

               (ii) which are described on Appendix 2.01(b) to this Agreement.

          (2) Seller has the partnership power to enter into this Agreement and to carry out its respective obligations hereunder. This Agreement has been duly authorized, executed and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, reorganization, fraudulent conveyance, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

          (3) The execution, delivery and performance of this Agreement by Seller does not and will not:

               (i) constitute a violation of its Certificate of Limited Partnership, as amended, or its Partnership Agreement, as amended,

               (ii) result in any Lien against the Assets,

               (iii) constitute a violation of any statute, judgment, order, decree or regulation or rule of any Governmental Body known to Seller applicable or relating to Seller or the Assets or the Business (except for those which, singly or in the aggregate, would not create or result in a Material Adverse Effect), or

          (4) Without limiting the foregoing, the execution, delivery and performance of the Operative Documents, and consummation of the transactions contemplated thereby, have been duly authorized and approved by the Board of Directors of Seller.

     (c) Title and Condition of Assets. Seller has good and indefeasible title to the Real Property (in fee simple), and interests in the tangible and intangible personal property owned by it that comprise the Assets, free and clear of Liens, other than:

          (1)  Permitted Encumbrances, and

          (2) Liens which will be released or discharged at or prior to the Effective Time of Closing.

     During the time that Seller has owned the Real Property, no improvement or structure on the Real Property has been damaged by any casualty or act of God, or been subject to any condemnation proceedings which, singularly or in the aggregate, would have a Material Adverse Effect.

     Seller has no actual knowledge of material structural defects in any improvement or structure on the Real Property, and all equipment, electrical wiring, heating, cooling and plumbing systems for the improvements on the Real Property are in working order and the balance of the tangible personal property included in the Assets, including the grounds, are substantially in the condition that such property was in at the date of the Letter of Intent.

     Since the date of the Letter of Intent, Seller has not sold, transferred, leased, distributed or otherwise disposed of any of the assets used in the operation of the Business and included in this Transaction, or agreed to do so, except for the disposition of assets in the ordinary course of business or which in the reasonable judgment of Seller are not necessary or advisable to the efficient operations of the Business.

     (d) Scheduled Contracts in Full Force and Effect. The Scheduled Contracts are valid, binding and in full force and effect, have not been amended or supplemented in any manner or respect except as disclosed on Appendix 1.02(b)(7) to this Agreement, and upon assignment and assumption, with applicable consents if necessary, will be enforceable by Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, fraudulent conveyance, and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity. There are no defaults by Seller thereunder and Seller knows of no defaults thereunder by any other party thereto, and, to Sellers' knowledge, no event has occurred that with the lapse of time or action or inaction by any party thereto would result in a violation thereof or a default thereunder.

     (e)  Real Property.

          (1) Seller has not received notice of any Liens to be assessed against the Real Property by any Governmental Body other than Liens for current year Taxes upon the Property and Assets not yet due and payable. Seller has not received notice from any Governmental Body that the Real Property violates in any material respect any provisions of any applicable building code, fire, health or safety regulations, or other governmental ordinances, orders or regulations.

          (2) To the best of Seller's knowledge, there is no pending or threatened condemnation or similar proceeding or assessment affecting the Real Property, or any part thereof.

          (3) The Real Property has full and free access to and from public highways, streets or roads and, to the best knowledge and belief of Seller, there is no pending or threatened proceeding by any Governmental Body which would impair or result in the termination of such access, except as the proceedings described on Appendix 2.01(e) to this Agreement may impair or result in the termination of such access.

     (f)  Environmental Matters.

          (1) No portion of the Real Property, during the period of Seller's ownership of the Real Property, has ever been used as a dump site for trash, garbage, junk, toxic or hazardous waste, within the meaning of applicable Environmental Laws, or as a sanitary or other landfill, nor has the Real Property during the period of Seller's ownership of the Real Property ever been used to generate, manufacture, refine, treat, store, handle or dispose of hazardous waste or toxic materials, within the meaning of applicable Environmental Laws.

          (2) Seller has not received any summons, directive, citation, letter or other written communication of any kind from any Governmental Body concerning any action on the part of Seller resulting in the releasing, spilling, leaking, pumping, pouring, emitting, emptying or dumping of hazardous substances, hazardous waste or toxic materials, within the meaning of applicable Environmental Laws, into waters on the Real Property or property adjacent thereto or onto the Real Property or property adjacent thereto, except as may be described in Appendix 2.01(f) to this Agreement.

As used in this Agreement, "Environmental Laws" means any applicable federal, state, or local laws, rules, or regulations, common law or strict liability provisions, and any judicial or administrative interpretations thereof, including any judicial or administrative orders or judgments, relating to health, safety, industrial hygiene, pollution or environmental matters in effect as of the date of this Agreement.

     (g) Financial Information. Seller has delivered to Purchaser the financial information pertaining to the operations of the Business described on Appendix 2.01(g) to this Agreement and will deliver to Purchaser income and expense statements for the months of October and November 1997, to the extent that same are available prior to Closing. Such financial information that has been or will be delivered is in accordance with the books and records of Seller, and the copies thereof furnished to Purchaser are and will be true, correct and complete copies thereof; such financial information fairly presents and will fairly present in all material respects the operations of the Business for the periods covered thereby. Except as described in Appendix 2.01(g) since September 30, 1997, there has been no material adverse change in the results of operations of the Business.

     2.02 Representations and Warranties of Purchaser. Purchaser jointly and severally represents and warrants to Seller that the following are true and correct on and as of the date of this Agreement and will be true and correct through the Effective Time of Closing as if made on and as of that date:

     (a) Purchasers are husband and wife and have the individual capacity to enter into this Agreement and to carry out their respective obligations hereunder.

     (b) Purchaser may execute, deliver and perform this Agreement without the necessity of Purchaser obtaining any consents approval, authorization or waiver or giving any notice or otherwise, except for such consents, approvals, authorizations, waivers and notices which have been obtained and are unconditional and are in full force and effect and such notices which have been given.

     (c) The execution, delivery and performance of this Agreement do not and will not

          (1) constitute a violation of any statute, judgment, order, decree or regulation or rule of any court, governmental authority or arbitrator applicable or relating to Purchaser, or

          (2) constitute a default under any contract to which Purchaser is a party except where such default would not have a Material Adverse Effect upon the ability of Purchaser to perform its obligations under this Agreement.

     (d) This Agreement has been duly authorized, executed and delivered by Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms, except as may be limited by bankruptcy, reorganization, insolvency and similar laws of general application relating to or affecting the enforcement of rights of creditors and subject to general principles of equity.

     (e) PURCHASER ACKNOWLEDGES THAT IT HAS SUFFICIENT KNOWLEDGE AND EXPERTISE IN BUSINESS AND FINANCIAL MATTERS TO EVALUATE THE MERITS AND RISKS ASSOCIATED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND THAT THEY HAVE CONSULTED WITH SUCH ADVISORS TO THEM CONCERNING THE LEGAL, FINANCIAL, TAX AND OTHER MATTERS CONCERNING THIS TRANSACTION AS PURCHASERS HAVE DEEMED NECESSARY. PURCHASER HAS MADE ITS DECISION TO ENTER INTO THIS AGREEMENT AND TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREBY WITHOUT RELYING UPON ANY EXPRESS OR IMPLIED REPRESENTATIONS FROM SELLER EXCEPT AS SPECIFICALLY SET FORTH IN THIS AGREEMENT. SPECIFICALLY, AND WITHOUT LIMITING THE FOREGOING, PURCHASER ACKNOWLEDGES AND AGREES THAT, EXCEPT AS MAY BE SPECIFICALLY SET FORTH TO THE CONTRARY IN THIS AGREEMENT, IT IS PURCHASING THE REAL PROPERTY AND OTHER ASSETS IN AN "AS-IS" AND "WHERE-IS" CONDITION "WITH ALL FAULTS" AND ALL PHYSICAL LATENT OR PATENT DEFECTS, SPECIFICALLY AND, EXCEPT FOR THE REPRESENTATIONS BY SELLER SPECIFICALLY SET FORTH IN THIS AGREEMENT, EXPRESSLY WITHOUT WARRANTIES, REPRESENTATIONS OR GUARANTEES OF ANY

KIND, EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF: CONDITION; MERCHANTABILITY; HABITABILITY; FITNESS FOR A PARTICULAR USE; VALUE; PROFITABILITY OR MARKETABILITY OF ANY OF THE ASSETS. PURCHASER ACKNOWLEDGES THAT, EXCEPT FOR THE REPRESENTATIONS OF SELLER SPECIFICALLY SET FORTH IN THIS AGREEMENT, PURCHASER IS NOT RELYING AND HAS NOT RELIED UPON ANY INFORMATION, DOCUMENT, BROCHURE OR OTHER LITERATURE, MAP, SKETCH, PROJECTION, PROFORMA, STATEMENT, REPRESENTATION, GUARANTEE OR WARRANTY THAT MAY HAVE BEEN GIVEN BY OR MADE BY OR ON BEHALF OF SELLER AND THAT IT IS PURCHASER'S SOLE RESPONSIBILITY TO UNDERTAKE SUCH DUE DILIGENCE AND TO MAKE SUCH LEGAL, FACTUAL AND OTHER INQUIRIES AND INVESTIGATIONS AS PURCHASER DEEMS NECESSARY, DESIRABLE OR APPROPRIATE WITH RESPECT TO ACQUIRING THE ASSETS. ON THE CLOSING DATE, PURCHASER HEREBY RELEASES SELLER OF AND FROM ALL LIABILITIES, OBLIGATIONS AND CLAIMS, KNOWN OR UNKNOWN, THAT PURCHASER MAY HAVE AGAINST THE SELLER OR THAT ARISE IN THE FUTURE BASED IN WHOLE OR IN PART UPON THE PRESENCE OF TOXIC OR HAZARDOUS SUBSTANCES OR OTHER ENVIRONMENTAL CONTAMINATION ON OR WITHIN THE PROPERTY AS SUCH TERMS OR CONDITIONS MAY NOW OR HEREAFTER BE DEFINED OR REGULATED BY ANY ENVIRONMENTAL LAWS INCLUDING, BUT NOT LIMITED TO CERCLA AND RCRA, OR OTHERWISE, EXCEPT FOR THE INDEMNITY OBLIGATION OF SELLER SET FORTH IN SECTION 6.01(a) OF THIS AGREEMENT. PURCHASER ACKNOWLEDGES THAT IT IS NOT RELYING AND HAS NOT RELIED UPON THE SELLER OR ANY REPRESENTATIVE OF SELLER, EXCEPT AS TO THE SPECIFIC REPRESENTATIONS OF SELLER SET FORTH IN THIS AGREEMENT AS TO: (1) THE QUALITY, NATURE, ADEQUACY OR PHYSICAL CONDITION OF ANY OF THE ASSETS; (2) THE QUALIFY, NATURE, ADEQUACY OR CONDITION OF SOILS OR GROUNDWATER AT THE PROPERTY; (3) THE EXISTENCE, QUALITY, NATURE, ADEQUACY OR CONDITION OF ANY UTILITIES AT OR NEAR THE PROPERTY; (4) THE DEVELOPMENT POTENTIAL OF ANY OF THE ASSETS, THEIR HABITABILITY, MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE; (5) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY, INCLUDING BUT NOT LIMITED TO, CONDEMNATION OR THREAT OF CONDEMNATION;
(6) THE ASSETS' OR BUSINESS'S COMPLIANCE WITH ANY LAW, RULE, REGULATION OR ORDINANCE (INCLUDING THE AMERICANS WITH DISABILITIES ACT), COVENANT, CONDITION OR RESTRICTION, LABOR LAW OR BUILDING CODE CONCERNING LABOR AND MATERIAL USED OR INCORPORATED INTO OR OTHERWISE RELATING TO ANY OF THE ASSETS; OR (7) THE CONDITION OF TITLE TO ANY OF THE ASSETS OR THE NATURE, STATUS AND EXTENT OF ANY EASEMENT, RIGHT OF WAY, ENCUMBRANCE, LICENSE, RESERVATION OR ANY OTHER MATTER AFFECTING TITLE TO THE PROPERTY EXCEPT AS MAY BE SET FORTH IN THE COMMITMENT DELIVERED TO PURCHASER. WITHOUT IN ANY WAY LIMITING THE GENERALITY OF THE PRECEDING, EXCEPT FOR THE INDEMNITY OBLIGATION OF SELLER SET FORTH IN SECTION 6.01(a) OF THIS AGREEMENT, PURCHASER HEREBY WAIVES, RELEASES AND DISCHARGES ANY CLAIM IT HAS, MIGHT HAVE HAD OR MAY HAVE AGAINST SELLER RELATING TO THE CONDITION OF ANY OF THE ASSETS, EITHER PATENT OR LATENT, AS WELL AS PURCHASER'S ABILITY OR INABILITY TO OBTAIN OR MAINTAIN BUILDING PERMITS, CERTIFICATES OF OCCUPANCY OR OTHER LICENSES FOR THE USE OR OPERATION OF ANY OF THE ASSETS, AND/OR CERTIFICATES OF COMPLIANCE THEREFOR, THE ACTUAL OR POTENTIAL INCOME OR PROFITS TO BE DERIVED FROM THE ASSETS, THE REAL ESTATE TAXES OR ASSESSMENTS NOW OR HEREAFTER PAYABLE THEREON, THE COMPLIANCE WITH ANY ENVIRONMENTAL OR LAND USE LAWS, RULES, REGULATIONS OR REQUIREMENTS, AND ANY OTHER STATE OF FACTS WHICH EXISTS WITH RESPECT TO THE ASSETS. THE PROVISIONS OF THIS SECTION

2.02(e) SHALL SURVIVE THE CLOSING AND THE TRANSFER OF TITLE TO THE ASSETS TO PURCHASER.

                                 ARTICLE III.

                   CONDUCT AND TRANSACTIONS PRIOR TO CLOSING

     3.01 Access to Records and Properties; Confidentiality.

     (a) Between the date of this Agreement and the expiration of the thirtieth
(30th) day thereafter, Seller shall give to Purchaser and its advisors such access to the Assets and premises as Purchaser shall from time to time reasonably request. Without limiting the generality of the foregoing, Seller shall give to Purchaser and its representatives access during normal business hours to the facilities and operations of the Business so that Purchaser may at Purchaser's cost (1) obtain evaluations of the Assets and (2) perform any and all assessing, testing, monitoring and investigating that Purchaser deems necessary in its sole discretion with respect to environmental matters concerning the Real Property and operation of the Business. Any investigation pursuant to this Section 3.01 shall be conducted at Purchaser's cost (other than the usual salary of employees of Seller, overhead expenses of Seller and the fees and expenses of counsel and independent public accountants for Seller) and in such manner as not to interfere unreasonably with the business and operations of Seller. Purchaser, jointly and severally, shall indemnify and hold Seller and Seller Indemnitees harmless in accordance with Article VI of this Agreement from any Damages arising out of Purchaser's entry upon or access to the Property or other Assets.

     (b) In connection with the transactions contemplated by this Agreement, in addition to, and not by way of limitation of, any other obligations of Purchaser under or pursuant to any other agreement, whether written or oral, with Seller or any other obligations of Purchaser at law or in equity, all information furnished to Purchaser or to any other Person for the benefit of Purchaser will be kept confidential by Purchaser, such other Person and their respective associates, Affiliates, agents, employees, consultants and advisors (collectively, "Purchaser Representatives") prior to the Closing Date, or in the event the closing does not occur at all times, and will not be used in any manner adverse to the furnishing party. During such time, Purchaser will hold and will cause the Purchaser Representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law, all documents and information concerning Seller furnished to Purchaser or any Purchaser Representative by Seller or any of its representatives in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (1) previously available to the Person to which it was furnished on a non-confidential basis prior to its disclosure, (2) in the public domain or (3) available on a non-confidential basis from a Person other than a Person not bound by any confidentiality agreement).

Purchaser may release or disclose such information to any Purchaser Representative in connection with this Agreement prior to the Closing Date or in the event the Closing does not occur only if the Purchaser Representatives are informed of the confidential nature of such information and they agree in writing (substantially similar in substance to the matters contained in this Section 3.01(b)) to such confidential treatment of all such information. If the transactions contemplated by this Agreement are not consummated, Purchaser agrees to remain bound by the confidentiality of information and nonsolicitation and nonemployment and nonengagement of employees of Seller obligations set forth in paragraph 7 of the Letter of Intent dated September 25, 1997, previously executed by Purchaser and Seller (the "Letter of Intent") and incorporated herein for all purposes. Notwithstanding the foregoing, if a Person has been requested or is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information, the Person so being required will promptly notify Seller so that Seller may seek an appropriate protective order. Each Purchaser warrants that Purchaser and each Purchaser Representative will cooperate fully with Seller in seeking such a protective order.

     3.02 Operation of Business. Between the date hereof and the Effective Time of Closing, except as contemplated herein or except with the prior consent of Purchaser, which consent will not be unreasonably withheld, Seller shall

     (a) operate the Business as presently operated, only in the ordinary course, and in compliance with all laws, regulations, writs, injunctions, decrees or orders applicable to Seller and the Assets, including without limitation all environmental, safety and health, antitrust, consumer protection, labor, equal opportunity or discrimination laws, rules and regulations,

     (b) cause the tangible Assets to be maintained and repaired in accordance with past practices of Seller, and

     (c) not dispose of, or commit to dispose of, any Assets (other than in the ordinary and customary course of business).

     Seller shall use best efforts to operate and maintain, or to cause to be operated and maintained, the Business and the Assets in such a manner so that the representations and warranties of Seller contained herein shall continue to be true and correct in all material respects on and as of the Effective Time of Closing as if made on and as of the Effective Time of Closing.

     3.03 No Public Announcements. The parties hereto shall not issue any press release or make any public statement regarding the transactions contemplated by this Agreement without obtaining the prior consent of the other party, which consent shall not be unreasonably withheld.

     3.04 Best Efforts to Satisfy Conditions. Seller shall use its reasonable best efforts to cause the conditions to the obligations of Purchaser contained in Section 4.01 to be satisfied to the extent that the satisfaction of such conditions is reasonably in the control of Sellers, and Purchaser shall use its reasonably best efforts to cause the conditions to the obligations of Sellers contained in Section 4.02 to be satisfied to the extent that the satisfaction of such conditions is reasonably in the control of Purchaser.

     3.05 Insurance. As of the Effective Time of Closing, Seller shall cease to be covered with respect to any occurrence after the Effective Time of Closing under the insurance policies obtained and maintained by Seller covering the business, property and employees of Seller.

     Following the Effective Time of Closing, Purchaser shall give to Seller prompt notice of the assertion by any Person of any claim against Seller which might be subject to the insurance coverage described in this Section 3.05. Purchaser shall cooperate with Seller and any applicable insurance carrier in any investigation by Seller or any applicable insurance carrier of any such claim and shall give to Seller and any applicable insurance carrier reasonable access to the books, records and personnel formerly of Seller to the extent reasonably necessary to enable Seller and any applicable insurance carrier to investigate such claim.

     3.06 Title Commitment, Title Policy and Survey.

     (a) Seller has caused Jackson County Title Division of Oregon Title Insurance Company (the "Title Company") to issue a preliminary title report and commitment for title insurance (the "Commitment") to Purchaser covering the Property, accompanied by copies of all recorded documents relating to easements, rights-of-way, and other matters affecting the Property. The Commitment contains an irrevocable commitment by the Title Company to issue the Title Policy (defined in Section 4.01(c) of this Agreement) on the Closing Date. Purchaser shall give Seller written notice on or before November 7, 1997, that the condition of title as set forth in the Commitment and the matters shown on the Survey provided for in paragraph (b) of this Section 3.06 are satisfactory or are not satisfactory and not in accordance with the terms and conditions of
Section 4.01(c) of this Agreement, and if Purchaser states that the condition of title or any matter shown on the Survey are not satisfactory and not in accordance with the terms and conditions of Section 4.01(c) of this Agreement, Seller shall, at its sole cost and expense, promptly use its reasonable best efforts to eliminate or modify all such matters to the reasonable satisfaction of Purchaser. If Seller is unable to eliminate or modify all such matters to the reasonable satisfaction of Purchaser, Purchaser may, at its option, (i) accept title subject to any and all such matters not so eliminated or modified, without an adjustment in the Purchase Price, in which event, all such matters shall be deemed to be waived for all purposes, or (ii) terminate this Agreement, and this Agreement shall be of no further force or effect. All standard exceptions, exclusions, conditions and stipulations which are part of the form of Title Policy called for under Section 4.01(c) of this Agreement and matters that are accepted or waived by Purchaser shall be considered "Permitted Exceptions."

     (b) Purchaser, at its sole cost and expense, shall cause to be delivered to Purchaser and Seller and to the Title Company, a current land title survey of the Property (the "Survey"), prepared by a duly licensed land surveyor acceptable to Purchaser and the reasonable satisfaction of Seller. The survey shall:

          (1) Set forth an accurate metes and bounds description of the Property;

          (2) Locate all existing easements (setting forth the recording information for such easements), all alleys, streets and roads, signs, driveways, storm drains, sanitary sewers, drainage ways, and all utilities utilized in the operation of the Property and located on property adjacent thereto owned by Seller, if any;

          (3)  Show all encroachments upon the Property;

          (4) Show all existing improvements, parking lots, power lines, fences, landscaping and other improvements;

          (5) Show all dedicated public streets providing access to the Property and whether such access is paved to the Property line of the Property; and

          (6) Contain the surveyor's certificate to Purchaser and Seller that there are no encroachments upon the Property except as shown and that the Survey is correct.

     3.07 Update to Seller's Disclosures. Seller shall deliver to Purchaser a supplement to any of the appendices of Seller to this Agreement promptly after any Seller becomes aware of any event which changes any representation or warranty made by Seller in this Agreement or any statement made in any previous supplement.

     3.08 Assignment by Purchaser. Purchaser may within a reasonable period of time prior to the Closing assign its rights under this Agreement to acquire the Assets to LTC Exchange Company ("Assignee") under the Exchange Agreement between Purchaser and Assignee, dated June 12, 1997, a copy of which is attached hereto as Exhibit 3.08, provided (i) that such assignment shall in no manner or way release Purchaser from the performance of any of its obligations under this Agreement or any of its liabilities hereunder or alter those obligations or liabilities in any manner or way, (ii) Purchaser shall remain fully liable for the performance of all such obligations and the satisfaction of all such liabilities notwithstanding such assignment, (iii) Seller makes no representation or warranty of any kind in respect to such assignment or the intended Tax consequences thereof, (iv) should any dispute arise in connection with this Agreement, the contemplated Transaction or the assignment to Assignee, such dispute shall be resolved as if there had been no such assignment to Assignee, to the effect that Seller shall have no liability to Assignee, Purchaser or any other party by virtue of the assignment other than to perform Seller's obligations under this Agreement, and (v) Purchaser, jointly and severally, hereby indemnifies Seller and Seller Indemnitees agrees to hold Seller and Seller Indemnitees harmless from any and all such liability on the terms and conditions provided in Article VI of this Agreement.

     3.09 No Business Shutdown or Layoffs. Purchaser shall not shut down the Business or lay off employees of Seller engaged in the operation of the Business prior to Closing or take any other action which could subject Seller to any Damages under state or federal plant closing or mass layoffs laws or any law of similar import.

     3.10 Utility Easements. If the Survey reveals that the Property is serviced by private utility easements across the property owned by Seller adjacent to the Property, Seller and Purchaser shall work in good faith together during the due diligence period provided for in Section 3.01(a) of this Agreement to reach agreement upon mutually satisfactory forms of easements on such adjacent property of Seller to service the Property, such easements to be in recordable form and on mutually satisfactory terms and conditions. If Seller and Purchaser are unable to agree upon such forms of easements, Purchaser may, at its option, either waive its requirement for any such easement or on or before the expiration of such due diligence period terminate this Agreement.

     3.11 Sign. Seller agrees to permit Purchaser to continue in use during the one-year period following Closing the sign advertising the Business existing on the roof of a building on Seller's adjacent truck stop property. All maintenance and repair of the sign shall be at the cost and expense of Purchaser. At the end of the one-year period, Seller may cause the sign to be removed, and Purchaser shall be entitled to possession of the sign or such salvageable parts thereof as may exist after removal. Seller shall not be liable or responsible for any damage or destruction to the sign caused by removal.

                                  ARTICLE IV.

                             CONDITIONS OF CLOSING

     4.01 Conditions of Obligations of Purchaser. The obligations of Purchaser to consummate the purchase and sale under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Purchaser:

     (a) Representations and Warranties; Performance of Obligations.

          (1) The representations and warranties of Seller set forth in Section
     2.01 hereof subject to such changes as
     contemplated herein on the Closing Date shall have been and shall be true and correct in all material respects on and as of the date of this Agreement and shall be true and correct in all material respects on and as of the Closing Date, as though made on and as of the Closing Date.

          (2) Seller shall have performed in all material respects the covenants, agreements and obligations required to be performed by it under this Agreement prior to and on the Closing Date.

          (3) Seller shall have delivered to Purchaser its certificate confirming the satisfaction of the conditions set forth in subparagraphs
     (1) and (2) above.

     (b) Delivery of Instruments. Seller shall have delivered to Purchaser the duly authorized and executed Deed, the General Conveyance, Transfer and Assignment, and such other conveyance documents that Purchaser may reasonably request to effect the transfer and conveyance of the Assets to Purchaser.

     (c) Title Policy. At Closing, Seller shall deliver to Purchaser either (1) an ALTA owner's title policy (1987) issued, at the sole cost and expense of Seller, by the Title Company or (2) on the conditions that (a) Purchaser be solely responsible for the payment of any additional premium therefor, (b) the Survey is satisfactory in form and scope for the issuance thereof, (c) Purchaser provides all information required in connection therewith, and (d) Seller incurs no extra cost or expense or liability in connection therewith, then Seller shall deliver to Purchaser at Closing an extended coverage ALTA owners title policy issued by the Title Company. If an extended coverage ALTA owners title policy is called for by the foregoing terms and conditions, Seller will pay the basic insurance rate for an ALTA owner's title policy, and Purchaser shall pay any and all additional premium required to modify or eliminate any standard exceptions desired by Purchaser to be modified or eliminated. The form of Title Policy called for under this Section 4.01(c) is referred to in this Agreement as the "Title Policy". The Title Policy shall be in the amount of $2,000,000, insuring that Purchaser owns fee simple title to the Property, subject to no exceptions other than (i) the Permitted Exceptions; (ii) if an extended coverage ALTA owners title policy is called for by the terms and conditions of this Section 4.01(c), such of the standard exceptions as Purchaser shall not pay the additional premium required to eliminate or modify such exceptions or as to which modification or elimination thereof cannot be accomplished because of nonsatisfaction of one or more of the conditions of this Section 4.01(c); (iii) the exception as to taxes which shall have inserted the year 1997-1998; and (iv) other exceptions which Purchaser approves in writing.

     (d) Consents, Notices and Approvals. All consents and approvals of all Persons necessary for the consummation of the Transaction under any agreement, permit, law or regulation shall have been received and delivered to Purchaser, all notices to any

Person required by any of the foregoing to be given in respect of the Transaction prior to Closing shall have been duly given, and all necessary action shall have been taken to assign to Purchaser the Scheduled Contracts.

     4.02 Conditions of Obligations of Seller. The obligations of Seller to consummate the sale and purchaser under this Agreement are subject to the satisfaction of the following conditions, each of which may be waived in writing by Seller:

     (a) Representations and Warranties; Performance of obligations. The representations and warranties of Purchaser set forth in Section 2.02 hereof on the Closing Date shall have been and be true and correct in all material respects on and as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

     Purchaser shall have performed in all material respects the covenants, agreements and obligations necessary to be performed by it under this Agreement prior to the Closing Date. Purchaser shall have delivered to Seller their certificate confirming the satisfaction of the conditions set forth in this subparagraph (a).

     (b) Purchase Price. Purchaser shall have delivered to Seller the Purchase Price in the form required by Section 1.03(a) of this Agreement.

     4.03 Opportunity to Cure. In the event that Purchaser shall notify Sellers, or Sellers shall notify Purchaser, of its decision not to consummate the sale and purchase of the Business hereunder due to the failure of any of the conditions contained in Sections 4.01 or 4.02 hereof to be satisfied, Sellers, or Purchaser, as the case may be, shall have the opportunity for a reasonable period of time to take such actions as may be necessary to remedy the circumstances which have resulted in the failure of such condition or conditions to be satisfied.

                                  ARTICLE V.

                   CLOSING DATE AND TERMINATION OF AGREEMENT

     5.01 Closing Date.

     (a) Subject to the right of (1) Seller and (2) Purchaser to terminate this Agreement pursuant to Section 5.02 hereof, the closing for the consummation of the purchase and sale contemplated by this Agreement (the "Closing") shall, unless another date or place is agreed to in writing by Seller and Purchaser, take place at the offices of the Title Company at 502 West Main Street, Medford, Oregon, at 10:00 a.m., Oregon time on December 5, 1997, or such other date as the parties may agree upon (the "Closing Date").

     (b) For all purposes hereof, the term "the Effective Time of Closing" shall occur upon the delivery to Purchaser of the Deed, the General conveyance, Transfer and Assignment, and the other Operative Documents as contemplated herein on the Closing Date.

     5.02 Termination of Agreement.

     (a) This Agreement may, by written notice given prior to Closing strictly at the terms and in the manner hereinafter provided, be terminated or abandoned:

          (1) In the event that the Effective Time of Closing shall not have occurred on or before December 11, 1997, by Seller or by Purchaser;

          (2) By Purchaser (i) pursuant to Section 3.06(a) or if a material default or breach shall be made by Seller with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article II hereof, and such default cannot be cured and has not been waived (if Seller notifies Purchaser of any default or breach by Seller hereunder and Purchaser chooses not to terminate this Agreement, Purchaser shall be deemed to have waived such default or breach); (ii) by written notice given to Seller on or before the thirtieth (30th) day after the date of this Agreement, specifying (a) in reasonable detail the reason or reasons that Purchaser is not satisfied with the results of its investigation provided for in Section 3.01(a) of this Agreement or not satisfied with the information disclosed in Appendix 1.02(b)(4) or Appendix 1.02(b)(7) to this Agreement and/or (b) that Purchaser elects to terminate pursuant to Section 3.10 of this Agreement; and (iii) by written notice given to Seller on or before November 21, 1997 to the effect that, despite its best efforts to do so, Purchaser has been unable to obtain acceptable financing for its purchase of the Assets pursuant to this Agreement, as determined by Purchaser in its sole judgment;

          (3) By Seller if a material default or breach shall be made by Purchaser with respect to the due and timely performance of any of its covenants and agreements contained herein, or with respect to the correctness of or due compliance with any of its representations and warranties contained in Article II hereof, and such default cannot be cured and has not been waived (if Purchaser notifies Seller of any default or breach by Purchaser hereunder and Seller chooses not to terminate this Agreement, Seller shall be deemed to have waived such default or breach);

          (4)  By mutual consent of Seller and Purchaser; or

          (5) by Purchaser if any supplement to the Seller's disclosures provided for by Section 3.07 of this Agreement contains disclosures of any fact or condition which makes untrue, or shows to have been untrue, any representation or warranty by Seller in this Agreement or any statement made in appendices of Seller unless concurrently with the delivery of the supplement Seller represents and warrants that the disclosed fact or condition can and will be corrected at Seller's expense prior to Closing.

     (b) In the event this Agreement is terminated in accordance with and pursuant to Section 5.02(a), the $100,000 earnest money portion of the Purchase Price shall except as otherwise provided in the proviso of this subparagraph (b) be returned to Purchaser and all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Sections 3.01(b), 7.02 and 7.03 shall survive; provided, however, that if this Agreement is so terminated by Seller because one or more of the conditions to Seller's obligations hereunder is not satisfied as a result of the Purchaser's failure to comply with Section 3.04 or any of its obligations under any other provision of this Agreement, it is expressly agreed and understood that the $100,000 earnest money portion of the Purchase Price shall be immediately paid to Seller upon demand therefor by Seller, and provided, however, further that the terminating party shall, despite its termination of this Agreement, continue to have the right to pursue all legal remedies for breach of contract and damages which shall survive such termination unimpaired.

                                  ARTICLE VI.

                                INDEMNIFICATION

     6.01 Indemnity.

     (a) Seller agrees to indemnify and hold Purchaser harmless from any and all liabilities, payments, obligations, penalties, claims, costs, disbursements or expenses (including without limitation, fees, disbursements and expenses of attorneys and other professional advisors) of any kind or nature whatsoever (collectively "Damages"), resulting from or relating to any remedial obligation imposed upon Purchaser arising under, any Environmental Laws as the result of any event, condition, circumstance, activity, practice, incident, action or plan existing or occurring prior to the Effective Time of Closing and relating in any way to the Assets (including without limitation the ownership, operation or use of the Assets and the conduct of the Business prior to the Effective Time of Closing but excluding any remedial obligation arising under any Environmental Laws that is attributable to a change by Purchaser in the structure, use or condition of any of the Assets after the Effective Time of Closing). In no event whatsoever shall the aggregate liability of Seller under this indemnity (including all costs, expenses and attorneys' fees paid or incurred by Seller in connection therewith) exceed the amount of the Purchase Price. Seller shall have no obligation to pay Damages to Purchaser as a result of Environmental Laws which were not in effect at or prior to the Effective Time of Closing.

     (b) Purchaser, jointly and severally, shall indemnify and hold Seller and Seller's officers, directors, employees, affiliates and partners ("Seller Indemnitees") harmless from, any and all Damages resulting from, arising out of or relating to the shut down or closing of the Business after Closing or layoff of employees of the Business after Closing which could result in any Damages to Seller or Seller Indemnitees under applicable law as a result thereof.

     6.02 Notice, Participation and Duration.

     (a) If a claim by a third party is made against a party indemnified pursuant to this Article VI ("Indemnitee"), and if such Indemnitee intends to seek indemnity with respect thereto under this Article VI, the Indemnitee shall promptly, and in any event within 60 days after the assertion of any claim for indemnification under this Agreement ("Claim"), notify the party or parties from whom indemnification is sought ("Indemnitor") of such Claim. In the event of any Claim, Indemnitor, at its option, may assume (with legal counsel reasonably acceptable to the Indemnitee) the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim, and may assert any defense of Indemnitee or Indemnitor; provided that Indemnitee shall have the right at its own expense to participate jointly with Indemnitor in the defense of any claim, demand, lawsuit or other proceeding in connection with the Indemnitee's Claim. In the event that Indemnitor elects to undertake the defense of any Claim hereunder, Indemnitee shall cooperate with Indemnitor to the fullest extent possible in regard to all matters relating to the Claim (including, without limitation, corrective actions required by applicable law, assertion of defenses and the determination, mitigation, negotiation and settlement of all amounts, costs, actions, penalties, damages and the like related thereto) so as to permit Indemnitor's management of same with regard to the amount of Damages payable by the Indemnitor hereunder. Neither Purchaser nor any Seller shall be entitled to settle any Claim without the prior written consent of the other, which consent shall not unreasonably be withheld.

     (b) No Claim for indemnification under this Section 6.02 may be made after the seventh anniversary of the Effective Time of Closing; provided, however, that the foregoing shall not affect any claim made in good faith prior to the date of such expiration.

     6.03 Reimbursement. In the event that the Indemnitor shall undertake, conduct or control the defense or settlement of any Claim and it is later determined that such Claim was not a Claim for which the Indemnitor is required to indemnify the Indemnitee under this Article VI, the Indemnitee shall reimburse the Indemnitor for all its costs and expenses with respect to such settlement or defense, including reasonable attorneys' fees and disbursements.

     6.04 No Third Party Beneficiaries. The foregoing indemnification is given solely for the purpose of protecting the parties to this Agreement and the Seller Indemnitees and shall not be deemed extended to, or interpreted in a manner to confer any benefit, right or cause of action upon, any other Person.

                                 ARTICLE VII.

                                 MISCELLANEOUS

     7.01 Further Actions. From time to time, as and when requested by Purchaser or Seller, Seller or Purchaser shall execute and deliver, or cause to be executed and delivered, such documents and instruments and shall take, or cause to be taken, such further or other actions as may be reasonably necessary to transfer, assign and deliver to Purchaser or its permitted assigns the Assets (or to evidence the foregoing) and to consummate and to effect the other transactions expressly required to be performed hereunder.

     7.02 Broker. Sellers and Purchaser represent and warrant to the other that they have no obligation or liability to any broker or finder by reason of the transactions which are the subject of this Agreement, except Purchaser acknowledges that it has agreed to pay a fee of $70,000 to Goode Realty Group, Beaverton, Oregon by reason of such transactions. Each of (a) Seller and (b) Purchaser agree to indemnify the other against, and to hold the other, jointly and severally, harmless from, at all times after the date hereof, any and all liabilities and expenses (including without limitation legal fees) resulting from, related to or arising out of any claim by any Person for brokerage commissions or finder's fees, or rights to compensation, on account of services rendered or purportedly rendered on behalf of Seller or Purchaser, as the case may be, in connection with this Agreement or the transactions contemplated hereby. Goode Realty Group, by its signature to this Agreement, acknowledges that it is not the agent or representative of the Seller and that the Seller is in no way responsible or liable to Goode Realty Group for any fee or other compensation. Goode Realty Group further agrees that it shall have no right or claim to any portion of the $100,000 earnest money deposit portion of the Purchase Price.

     7.03 Expenses. Except as otherwise specifically provided herein, Seller and Purchaser shall each bear their own legal fees, accounting fees and other costs and expenses with respect to the negotiation, execution and the delivery of this Agreement and the consummation of the transactions hereunder. Seller shall pay all sales, transfer and documentary Taxes incident to the sale of the Business.

     7.04 Entire Agreement. This Agreement, the Exhibits hereto, the Seller's appendices hereto and any supplement thereto contain, and are intended by the parties as a final expression of, the entire agreement between Seller and Purchaser with respect to the transactions contemplated by this Agreement and, except as provided in Section 3.01(b), supersede all prior oral or written agreements, arrangements or understandings with respect thereto, including without limitation the Letter of Intent (except to the extent provided in Section 3.01(b)).

     7.05 Descriptive Headings; Gender. The descriptive headings of this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires.

     7.06 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be delivered either personally or by telegram, telex, telecopy or similar facsimile means, by registered or certified mail (postage prepaid and return receipt requested), or by express courier or delivery service, addressed as follows:

          If to Seller:

          Petro Stopping Centers, L.P.
          6080 Surety Drive
          P.O. Box 26808 (79926)
          El Paso, Texas 79905
          Attention:  Legal Department
          Telecopy No. 915-774-7366

          With a copy to:

          Seller's Counsel
          Dane George, Esq.
          Kemp, Smith, Duncan & Hammond, P.C.
          2000 Norwest Plaza
          P.O. Box 2800 (79999-2800)
          El Paso, Texas  79901
          Telecopy No. (915) 546-5360

          If to Purchaser:

          Dr. Jung Y. Park and Kyung Hee Park
          1090 Linnwood Drive N.E.
          Albany, Oregon  97321

          With copies to:

          Purchaser's Counsel
          James H. Jordan, Esq.
          P.O. Box 983
          Two Rivers Market, Second Floor
          250 Broadalbin Street S.W., Suite 255
          After March 1, 1998, the street address will change to 100 Calapooia Street, S.W.
          Albany, Oregon 97321-0369
          Telecopy No. 541-928-7370
or at such other address and number as either party shall have previously designated by written notice given to the other party in the manner hereinabove set forth. Notices shall be deemed given when received, if sent by telegram, telex, telecopy or similar facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by telex, telecopy or other facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail.

     7.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Oregon (other than the choice of law principles thereof).

     7.08 Assignability. This Agreement shall not be assignable otherwise than as permitted by Section 3.08 by any party without the prior written consent of the other parties, and any purported assignment by any party without the prior written consent of the other parties shall be void.

     7.09 Waivers and Amendments. Any waiver of any term or condition of this Agreement, or any amendment or supplementation of this Agreement, shall be effective only if in writing. A waiver of any breach or failure to enforce any of the terms or conditions of this Agreement shall not in any way affect, limit or waive a party's rights hereunder at any time to enforce strict compliance thereafter with every term or condition of this Agreement.

     7.10 Third Party Rights. Notwithstanding any other provision of this Agreement, this Agreement shall not create benefits on behalf of any Person other than Seller and Purchaser (including without limitation any broker or finder, notwithstanding the provisions of Section 7.02 hereof), and this Agreement shall be effective only as between Purchaser and Seller, their successors and permitted assigns; provided, however, that Seller Indemnitees are intended third party beneficiaries hereof to the extent provided in Sections
6.01 and 6.04.

     7.11 Illegalities. In the event that any provision contained in this Agreement shall be determined to be invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and the remaining provisions of this Agreement shall not, at the election of the party for whose benefit the provision exists, be in any way impaired.

     7.12 Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one Agreement.

     7.13 Employees.

     (a) Subject to the obligations of Purchaser under Section 3.09 of this Agreement, Purchaser may offer employment to some or all of the Employees prior to or on the Effective Time of Closing. Purchaser will inform Sellers of the names of any Employees who are offered employment and of any Employees whom it employs. Subject to the obligations of Purchaser under Section 3.09 of this Agreement, Purchaser shall have full and absolute discretion in determining the terms, conditions and benefits relating to such employment.

     (b) Except for the obligations of Purchaser under Section 3.09 of this Agreement, nothing contained in this Agreement shall obligate Purchaser to continue the employment of any Employee. Nothing in this Section 7.13 is intended to create any claim or right on the part of any employee of Sellers and no such employee shall be entitled to assert any claim or right hereunder.

     7.14 Access to Records.

     (a) Following the Effective Time of Closing, Purchaser shall give to Seller free and unrestricted access to (and the right to make copies at the expense of Seller) the Records and to the extent that such were purchased by Purchaser hereunder and relate to the business, operations, income, expenses and Assets existing on, accruing or arising prior to or occurring prior to Effective Time of Closing, but any access pursuant to this Section 7.14 shall be conducted in such manner as not to interfere unreasonably with the operations of the Business following the Effective Time of Closing.

     (b) Following the Effective Time of Closing, Seller shall give to Purchaser free and unrestricted access to (and the right to make copies at the expense of Purchaser) the books, files, records and Tax returns and supporting schedules and work papers of Seller to the extent that such relate to the business, operations, income, expenses and Assets existing on, accruing or arising prior to or occurring prior to the Effective Time of Closing, but any access pursuant to this Section 7.14 shall be conducted in such manner as not to interfere unreasonably with the operations of the business of Sellers following the Effective Time of Closing.

     (c) Any access to Records pursuant to this Section shall be subject to the confidentiality obligations stated in Sections 3.01(b).

     7.15 Cost of Litigation. If any legal action or other proceeding is brought for the enforcement of this Agreement or because of an alleged dispute, breach, default or misrepresentation in connection with this Agreement or the transactions contemplated hereby, the successful or prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in connection with such action or proceeding, in addition to any other relief to which it or they may be entitled, subject to Section 6.01.

     7.16 Waiver of Trial by Jury. Purchaser and Seller hereby irrevocably waive all right to trial by jury in any action, proceeding or counterclaim arising out of or relating to this Agreement or any of the Operative Documents, the transactions contemplated by any thereof or the actions of any of the parties or their representatives in connection with the making, performance or enforcement thereof or hereof.

     7.17 Joint Preparation. This Agreement shall be deemed to have been prepared jointly by all parties hereto, and no ambiguity herein shall be construed against any party based upon the identity of the author of this Agreement or any portion thereof.

     7.18 Post-Closing Consultation. Seller will use its best efforts to cause its employee, Mr. Bill Nelson, to be available to Purchaser during the first three weeks following the Closing to answer such questions of Purchaser and provide such consultation to Purchaser concerning the operations of the Business as Mr. Nelson can reasonably provide at such times as shall be convenient for him and only to such extent as he can provide during his normal work day for Seller without materially interfering with the performance of his duties and obligations as an employee of Seller. Seller makes no representation as to any consultation that shall be provided by Mr. Nelson, and neither Seller nor Mr. Nelson shall be liable in any manner for any consultation or assistance Mr. Nelson shall provide to Purchaser, such consultation and assistance being extended only as an accommodation to Purchaser. Neither Seller nor Mr. Nelson shall be liable to Purchaser for the failure to provide any minimum level of consultation, it being the agreement that Mr. Nelson will be available to provide only such consultation as he can reasonably provide subject to his performance of his duties and obligations as an employee of Seller. Purchaser hereby jointly and severally indemnifies Seller, Seller Indemnitees and Mr. Nelson and agrees to hold each of them harmless from any Damages arising out of or relating to any consultation or assistance Mr. Nelson provides to Purchaser under this Section 7.18.

     THE ASSETS, INCLUDING THE PROPERTY, DESCRIBED IN THIS INSTRUMENT MAY NOT BE WITHIN A FIRE PROTECTION DISTRICT PROTECTING STRUCTURES. THE ASSETS, INCLUDING THE PROPERTY IS SUBJECT TO LAND USE LAWS AND REGULATIONS WHICH, IN FARM OR FOREST ZONES, MAY NOT AUTHORIZE CONSTRUCTION OR SITING OF A RESIDENCE AND WHICH LIMIT LAWSUITS AGAINST FARMING OR FOREST PRACTICES AS DEFINED IN ORS 30.930 IN ALL ZONES. BEFORE SIGNING OR ACCEPTING THIS INSTRUMENT, THE PERSON ACQUIRING FEE TITLE TO THE PROPERTY SHOULD CHECK WITHIN THE APPROPRIATE CITY OR COUNTY PLANNING DEPARTMENT TO VERIFY APPROVED USES AND EXISTENCE OF FIRE PROTECTION FOR STRUCTURES.

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

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                              SELLER:

                              PETRO STOPPING CENTERS, L.P.


                              By: /s/ LARRY J. ZINE
                                  ---------------------------------------
                              Name:  Larry J. Zine
                              Title: Executive Vice President


                              PURCHASER:

                              /s/ DR. JUNG Y. PARK
                              -------------------------------------------
                              Dr. Jung Y. Park

                              /s/ KYUNG HEE PARK
                              -------------------------------------------
                              Kyung Hee Park


     The undersigned, Goode Realty Group, hereby signs below to evidence its agreement to the provisions of Section 7.02 hereof as applicable to the undersigned.

                              GOODE REALTY GROUP


                              By: /s/ WILLIAM GOODE
                                 -----------------------------------------
                                 William Goode



                        ACKNOWLEDGMENT BY TITLE COMPANY

     JACKSON COUNTY TITLE DIVISION OF OREGON TITLE INSURANCE COMPANY hereby acknowledges receipt of the $100,000 earnest money required under Section 1.03(1) of the foregoing Agreement and agrees to hold such earnest money and deliver it to Purchaser or Seller in accordance with the terms and provisions of such Agreement.

                              JACKSON COUNTY TITLE DIVISION OF
                                OREGON TITLE INSURANCE COMPANY


                              By: /s/ PHYLLIS N. LLOYD
                                  -------------------------------------
                              Name: Phyllis N. Lloyd
                              Title: Escrow Officer


                              Date:  October 24, 1997

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